Exhibit 99.1

News
FOR IMMEDIATE RELEASE

Contact: Cathy Maloney, VP Investor Relations, 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FOURTH QUARTER

AND FULL YEAR RESULTS

NATICK, MA — March 7, 2007— BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the fourth quarter of 2006 of $11.9 million, or $.18 per diluted share, compared to net income of $51.6 million, or $.76 per diluted share for the fourth quarter of 2005. Results for the fourth quarter of 2006 included, on a post-tax, per diluted share basis, approximately $.06 of income for an extra week of sales versus last year, $.44 of expense for unusual items and $.04 of stock-based compensation expense (See chart below). Adjusting for the unusual income and expense items and for stock-based compensation expense, net income for the fourth quarter, on a non-GAAP basis, would have been $.59 per diluted share.

Results for the fourth quarter of 2005 included $.01 per diluted share of unusual expense to increase the Company’s reserve for credit card claims and $0.2 million in stock-based compensation expense. Adjusting for the unusual expense item, net income for the fourth quarter of 2005, on a non-GAAP basis, would have been $.77 per diluted share.

Fourth Quarter	2006		2005
($ in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income GAAP	$11.9	$.18	$51.6	$.76
Post tax adjustments:
ProFoods closing expense	15.2	.23	—	—
Asset impairment expense	4.9	.08	—	—
Pharmacy closing expense	4.3	.07	—	—
Severance expense	2.9	.04	—	—
Credit card claim reserve	1.2	.02	0.6	.01
Subtotal of expense for unusual items	28.5	.44	0.6	.01
Stock-based compensation expense	2.4	.04	0.2	N/A
Income from 53rd week of sales	(4.0)	(.06)	—	—
Adjusted net income non-GAAP	$38.8	$.59	$52.3	$.77
# of Shares (in thousands)	65,191		68,007

Net sales for the fourth quarter of 2006, based on 14 weeks of sales in 2006 and 13 weeks of sales in 2005, rose by 13.4% to $2.4 billion. Comparable club sales for the fourth quarter, based on 14 weeks of sales in both years, increased by 1.5%, including a contribution from gasoline sales of 0.2%.

For the year 2006, which included 53 weeks, net income was $72.0 million, or $1.08 per diluted share, compared to net income of $128.5 million, or $1.87 per diluted share, in 2005, which included 52 weeks. Results for 2006 included, on a post-tax, per diluted share basis, approximately $.09 of unusual income, approximately $.43 of expense for unusual items and $.16 of stock-based compensation expense (See chart below). Adjusting for unusual income and expense items and for stock-based compensation expense, net income for 2006, on a non-GAAP basis, would have been $1.59 per diluted share.

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BJ’s Wholesale Club

March 7, 2007

Results for 2005 included, on a per diluted share basis, $.07 of unusual income, $.03 of unusual expense and $.01 of stock-based compensation expense (See chart below). Adjusting for unusual income and expense items, and for stock-based compensation expense, net income for 2005, on a non-GAAP basis, would have been $1.84 per diluted share.

Full Year	2006		2005
($ in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income GAAP	$72.0	$1.08	$128.5	$1.87
Post tax adjustments:
ProFoods closing expense	15.2	.23	—	—
Asset impairment expense	4.9	.07	—	—
Pharmacy closing expense	4.3	.06	—	—
Severance expense	2.9	.04	—	—
Credit card claim reserve	1.2	.02	2.4	.03
Subtotal of expense for unusual items	28.5	.43	2.4	.03
Stock-based compensation expense	10.9	.16	0.8	.01
Income from 53rd week of sales	(4.0)	(.06)	—	—
House2Home adjustments	(2.1)	(.03)	(3.1)	(.04)
VISA/MC Settlement	—	—	(1.9)	(.03)
Adjusted net income non-GAAP	$105.3	$1.59	$126.8	$1.84
# of Shares (in thousands)	66,388		68,755

Net sales for 2006, based on 53-weeks in 2006 and 52 weeks in 2005, increased by 7.2% to $8.3 billion. Comparable club sales, based on 53 weeks of sales in both years, increased by 1.2%, including a contribution from sales of gasoline of 0.7%.

During the fourth quarter, the Company purchased approximately 527,000 shares of BJ’s common stock at an average cost of $30.22 per share, or approximately $16 million. For the full year, the Company purchased approximately 4.2 million shares at an average cost of $28.43 per share, or approximately $118.4 million, leaving approximately $53.5 million remaining under the current authorization at year-end.

Conference Call Information for Fourth Quarter and Year-End Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review fourth quarter and fiscal year results for 2006 and to discuss its outlook for 2007. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 172 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted net income. Management uses this non-GAAP measure internally in reviewing the Company’s performance and believes that the presentation of adjusted net income aids investors’ understanding of historical and expected financial results and in the comparability of financial information from period to period. Specifically, management believes that the income received from the House2Home bankruptcy and the 53rd week of sales, as well as expenses for closing its ProFoods and pharmacy operations, severance, asset impairment and credit card reserve are outside the ordinary course of the Company’s

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BJ’s Wholesale Club

March 7, 2007

business, and that such income and expenses will not recur, that the adjustments relating to results from particular arrangements put in place as part of the Company’s 1997 spin-off and are not indicative of the Company’s ongoing operations, and that the credit card provisions relate to specific events that are not reasonably likely to recur. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets and competitive conditions. These factors are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 28, 2006 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

- See Attached Financial Tables -

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Quarter Ended		Fiscal Year Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net sales	$2,384,836	$2,102,323	$8,303,496	$7,748,184
Membership fees and other	46,361	42,114	176,785	165,919

Total revenues	2,431,197	2,144,437	8,480,281	7,914,103

Cost of sales, including buying and occupancy costs	2,173,001	1,892,609	7,626,789	7,083,642
Selling, general and administrative expenses	206,730	160,423	697,585	604,187
Provision for credit card claims	2,000	1,000	2,000	4,000
Preopening expenses	3,802	4,095	9,524	7,601

Operating income	45,664	86,310	144,383	214,673
Interest income, net	109	1,220	2,638	2,742
Gain on contingent lease obligations	—	110	3,119	4,494

Income from continuing operations before income taxes	45,773	87,640	150,140	221,909
Provision for income taxes	17,314	34,441	57,183	86,503

Income from continuing operations	28,459	53,199	92,957	135,406
Loss from discontinued operations, net of income tax benefit	(16,603)	(1,557)	(20,941)	(6,873)

Net income	$11,856	$51,642	$72,016	$128,533

Basic earnings per common share:
Income from continuing operations	$0.44	$0.79	$1.42	$1.99
Loss from discontinued operations	(0.26)	(0.02)	(0.32)	(0.10)

Net income	$0.18	$0.77	$1.10	$1.89

Diluted earnings per common share:
Income from continuing operations	$0.44	$0.78	$1.40	$1.97
Loss from discontinued operations	(0.26)	(0.02)	(0.32)	(0.10)

Net income	$0.18	$0.76	$1.08	$1.87

Number of common shares for earnings per share computations:
Basic	64,227,421	67,344,573	65,530,278	68,005,849
Diluted	65,191,262	68,007,330	66,387,755	68,755,471
Clubs in operation—end of period	172	165

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	February 3, 2007	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$55,877	$162,164
Accounts receivable	101,292	101,435
Merchandise inventories	850,902	813,270
Current deferred income taxes	34,633	24,805
Prepaid expenses	26,874	18,195

Total current assets	1,069,578	1,119,869
Property, net of depreciation	900,148	847,425
Other assets	23,085	22,555

TOTAL ASSETS	$1,992,811	$1,989,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$493	$460
Accounts payable	560,406	556,968
Closed store lease obligations	735	795
Accrued expenses and other current liabilities	304,944	304,143

Total current liabilities	866,578	862,366
Long-term debt, less portion due within one year	2,243	2,737
Noncurrent closed store lease obligations	14,794	8,159
Other noncurrent liabilities	83,377	75,976
Deferred income taxes	6,430	24,632
Stockholders’ equity	1,019,389	1,015,979

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,992,811	$1,989,849

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fiscal Year Ended
	February 3, 2007	January 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72,016	$128,533
Provision for credit card claims	2,000	4,000
Gain on contingent lease obligations	—	(110)
Provision for closing costs and impairments	44,444	527
Depreciation and amortization	105,253	103,807
Share-based compensation expense	18,467	1,314
Deferred income taxes	(28,030)	(6,906)
(Increase) in merchandise inventories, net of accounts payable	(39,243)	(22,941)
Decrease in closed store lease obligations	(1,138)	(7,441)
Other	(880)	(8,319)

Net cash provided by operating activities	172,889	192,464

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(190,758)	(123,129)
Property disposals	91	53
Purchase of marketable securities	(917)	(95,825)
Sale of marketable securities	536	120,625

Net cash used in investing activities	(191,048)	(98,276)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	2,754	—
Purchase of treasury stock	(118,446)	(73,234)
Proceeds from issuance of common stock	28,050	16,105
Repayment of long-term debt	(461)	(428)
Dividends paid	(25)	(25)

Net cash used in financing activities	(88,128)	(57,582)

Net increase (decrease) in cash and cash equivalents	$(106,287)	$36,606

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter of this year, the Company implemented Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment,” using the modified prospective application (“MPA”) transition method. Under this approach, the Company began recognizing the fair value of stock options in this year’s first quarter. Prior to this fiscal year, the Company accounted for stock-based employee compensation under APB Opinion No. 25 and related interpretations, and no expense for stock options was reflected in net income, as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the grant date. We have included stock-based employee compensation for restricted stock in net income in both this year and prior years.

2.	During this year’s fourth quarter, the Company closed its two ProFoods Restaurant Supply locations. The operating results and closing costs related to ProFoods are presented in discontinued operations in this year’s statements of income. Last year’s statements of income have been reclassified to include ProFoods’ operating results within discontinued operations.

3.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.